EXHIBIT 23.2



                        Consent of Raich Ende Malter & Co. LLP
                   Independent Registered Public Accounting Firm



The Board of Directors
Florham Consulting Corp.


     We hereby consent to the use of our auditors' report dated March 30, 2009 relating to the balance sheets of Florham Consulting Corp. as of December 31, 2008 and 2007 and the related statements of operations, stockholders' equity and cash flows for the two years ended December 31, 2008 to be included in this Post Effective Amendment No. 3 to Form S-1, as filed with the Securities and Exchange Commission on April 9, 2009 and to the reference to our firm under the heading "Experts" in the Prospectus.




/s/ Raich Ende Malter & Co. LLP
________________________________
    Raich Ende Malter & Co. LLP
    New York, NY
    April 9, 2009